Exhibit 99.1

Kimco Realty Corp. announces second quarter 2012 results;
Gross combined portfolio occupancy increases to 93.5 percent. Company delivers ninth consecutive quarter of positive same-property net operating income growth.

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--July 31, 2012--Kimco Realty Corp. (NYSE: KIM) today reported results for the quarter ended June 30, 2012.

Highlights for the Second Quarter and Subsequent Activity

  Funds from operations (FFO) increased 9.7 percent to $0.34 per diluted share compared to the second quarter of 2011; FFO as adjusted increased to $0.31 per diluted share compared to $0.30 for the second quarter of 2011;
  Gross occupancy in the combined and U.S. shopping center portfolios increased 40 basis points to 93.5 percent and 93.4 percent, respectively, from the first quarter of 2012;
  Reported U.S. cash-basis leasing spreads of 4.5 percent; new leases increased 5.4 percent and renewals/options increased 4.2 percent;
  Combined same-property net operating income (NOI) increased 2.6 percent before the impact of foreign currency changes from the second quarter 2011;
  Improved consolidated net debt to EBITDA as adjusted to 5.6x at June 30, 2012 compared to 6.0x at the same time in the prior year; and
  Issued $225 million of 5.50 percent Series J Cumulative Redeemable Preferred Stock, which is believed to be the lowest coupon for a perpetual preferred stock ever, and announced the redemption of the $175 million 6.65 percent Series F Cumulative Redeemable Preferred Stock.

Financial Results

Net income available to common shareholders for the second quarter of 2012 was $48.3 million, or $0.12 per diluted share, compared to $23.9 million, or $0.06 per diluted share, for the second quarter of 2011. Year to date, net income available to common shareholders was $86.3 million, or $0.21 per diluted share, compared to $38.0 million, or $0.09 per diluted share, through June 30, 2011.

FFO, a widely accepted supplemental measure of REIT performance, was $138.0 million, or $0.34 per diluted share, for the second quarter of 2012 compared to $126.0 million, or $0.31 per diluted share, for the second quarter of 2011. For the six months ended June 30, 2012, FFO was $264.2 million, or $0.65 per diluted share, compared to $248.0 million, or $0.61 per diluted share, for the same period last year.

FFO as adjusted, which excludes the effects of non-operating impairments and transactional income and expenses, was $126.2 million, or $0.31 per diluted share, for the second quarter of 2012 compared to $121.4 million, or $0.30 per diluted share, for the second quarter of 2011. FFO as adjusted, for the six months ended June 30, 2012 was $252.1 million, or $0.62 per diluted share, compared to $242.6 million, or $0.59 per diluted share, for the same period in 2011.

The company calculates FFO for all periods presented in accordance with the NAREIT definition. A reconciliation of net income to FFO and FFO as adjusted are provided in the tables accompanying this press release.

Shopping Center Operating Results

Second quarter 2012 shopping center portfolio operating results:

Combined Shopping Center Portfolio (includes U.S., Canada and Latin America)

  Gross occupancy was 93.5 percent, an increase of 40 basis points both sequentially and over the second quarter 2011;
  Pro-rata occupancy was 93.3 percent, an increase of 40 basis points sequentially and 60 basis points over the second quarter 2011;
  Combined same-property NOI increased 2.6 percent before the impact of foreign currency changes over the second quarter 2011. NOI is reported on a cash-basis, excluding lease termination fees and including charges for bad debts; and
  Total leases executed in the combined portfolio: 649 new leases, renewals and options totaling 2 million square feet of pro-rata gross leasable area (GLA).

In the combined shopping center portfolio, same-property NOI for the second quarter of 2012 including the impact of foreign currency was 1.7 percent compared to the same period in 2011. For the six months ended June 30, 2012, combined same-property NOI including the impact of foreign currency was 2.1 percent.

Second quarter leasing activity for the combined shopping center portfolio, on a pro-rata basis, included 161 same-space new leases totaling 373,000 square feet, and 315 lease renewals/options for 1.3 million square feet representing increases in GLA of 51 percent and 39 percent, respectively, from the second quarter of 2011. Additionally, the company signed 173 new leases totaling 301,000 square feet for spaces vacant for more than one year.

U.S. Shopping Center Portfolio

  Gross occupancy was 93.4 percent, an increase of 40 basis points sequentially and 50 basis points over the second quarter 2011;
  Pro-rata occupancy was 93.3 percent, an increase of 50 basis points sequentially and 70 basis points over the second quarter 2011;
  U.S. same-property NOI increased 2.1 percent during the second quarter 2012 compared to the same period in 2011; and
  Pro-rata U.S. cash-basis leasing spreads increased 4.5 percent; new leases increased 5.4 percent, and renewals/options increased 4.2 percent.

In the U.S. shopping center portfolio, the second quarter pro-rata occupancy increased from the first quarter of 2012 approximately 20 basis points due to positive net absorption and 30 basis points from the net effect of acquisition and disposition activity. In addition, the pro-rata occupancy for small shop space, defined as space less than 10,000 square feet, increased 100 basis points sequentially and 170 basis points from the second quarter 2011 to 83.3 percent.

Kimco’s combined shopping center portfolio includes 922 operating properties comprising 788 assets in the United States and Puerto Rico, 66 in Canada, 54 in Mexico and 14 in South America. The operating portfolio includes seven former development properties in Latin America that are, on a gross basis, approximately 74 percent leased and are not currently included in the company’s occupancy. These properties will be included in occupancy the earlier of (i) reaching 90 percent leased or (ii) two years following the project’s inclusion in operating real estate. Additionally, the company has three development properties and one completed project pending stabilization.

Investment Activity

Acquisitions

During the second quarter of 2012, the company acquired five high-quality wholly owned unencumbered shopping centers in core markets, comprising 435,000 square feet, and two outparcels, for a total purchase price of approximately $97.3 million. These properties have an average pro-rata occupancy of 94.8 percent and an annual base rent of $16.97 per square foot.

In addition, Kimco acquired the remaining 70-percent interest in a 680,000 square foot grocery-anchored power center located in Towson, Md., from an existing institutional joint venture for a gross price of $127 million, including $57.6 million of mortgage debt which was subsequently paid off. This fully occupied property is anchored by Wal-Mart, Target, Bed Bath & Beyond, TJ Maxx, Marshalls, PetSmart, Babies R Us/Toys R Us, Sports Authority, DSW Shoe Warehouse, Michaels and Weis Markets.

In Canada, the company purchased a 90-percent interest in a grocery-anchored shopping center, comprising 140,000 square feet, in Edmonton, Alberta, for a gross purchase price of US$42.4 million, including US$26.4 million of mortgage debt. This property is anchored by Sobey’s, one of Canada’s leading grocers, and is located within a three-mile radius of approximately 121,000 people.

Transfers:

The company transferred a wholly owned former development property, comprising 291,000 square feet, into a new joint venture with RioCan for a gross sales price of $55.7 million. Kimco holds a 20-percent interest in this joint venture, in addition to serving as the operating partner.

Dispositions:

Kimco sold 10 consolidated non-strategic properties, totaling nearly 887,000 square feet, and one outparcel, for approximately $77.6 million. As of June 30, 2012, the company has 12 non-strategic properties in contract negotiations for approximately $120 million.

Since the company initiated its U.S. shopping center recycling program in September 2010 to improve the overall quality of the portfolio, Kimco has selectively acquired in its core markets 42 properties, comprising 5.4 million square feet, for a gross purchase price of $860.6 million. These properties have, on a pro-rata basis, an average occupancy of 93.8 percent and an annual base rent of $13.60 per square foot. During this same period, the company sold 63 non-strategic shopping centers, comprising 5.3 million square feet, for a gross amount of $364.9 million. These properties had a pro-rata average occupancy of 80.9 percent and an annual base rent of $9.35 per square foot.

Non-Retail Investments

During the second quarter, Kimco recognized FFO of $15.3 million from its non-retail investments, including $5.3 million of transactional income. The recurring non-retail income of $10.0 million was primarily attributable to $5.9 million from joint ventures, including InTown Suites and $2.0 million from non-retail preferred equity investments.

The company’s non-retail investment portfolio book value was $459 million and 3.9 percent of gross assets at June 30, 2012 compared to $612 million, or 5.4 percent of gross assets at June 30, 2011.

Capital Structure

In April, Kimco closed on a new $400 million unsecured term loan that matures on April 17, 2014, with three additional one-year options to extend the maturity until April 17, 2017, at the company’s discretion. Interest on this term loan accrues at an annualized rate of LIBOR plus 105 basis points. Proceeds from this loan are for general corporate purposes including the repayment of upcoming debt maturities.

At June 30, 2012, Kimco’s consolidated net debt to EBITDA as adjusted was 5.6x compared to 6.0x from the prior year. In addition, the company maintains access to approximately $2 billion of immediate liquidity.

As previously announced in July 2012, Kimco issued $225 million of 5.50 percent Class J Cumulative Redeemable Preferred Stock. Proceeds from this offering will be used to fund the redemption of the company’s $175 million 6.65 percent Class F Cumulative Redeemable Preferred Stock as well as for general corporate purposes, including the potential redemption at the company’s option of additional classes of the company’s preferred stock when they become redeemable. In connection with this redemption, the company expects to incur a transaction charge to FFO of approximately $0.02 per diluted share during the quarter ending September 30, 2012.

The Company is considering the redemption of its 7.75% Class G Cumulative Redeemable Preferred Stock (and the related depositary shares) when permitted under the terms of the Class G Preferred Stock and expects, on or about August 15, 2012, to declare dividends on its common and each class of preferred stock after determining whether to redeem the Class G Preferred Stock.

2012 Guidance

The company has revised its 2012 full-year guidance range for FFO as adjusted, which does not include any estimate for transactional activities or non-operating impairments, as follows:

	Revised Guidance	Previous Guidance
FFO as adjusted per diluted share:	$ 1.24 - $1.26	$ 1.22 - $1.26

Estimated shopping center portfolio metrics remain as follows:

  Combined portfolio occupancy: +50 to +100 basis points
  Combined same-property NOI: +1.5 to +3.5 percent

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Wednesday, August 1, 2012 at 9:00 a.m. EDT. The call will include a review of the company’s second quarter performance as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-877-883-0383 (Passcode: 1101936).

A replay will be available through 9:00 a.m. EDT September 28, 2012 by dialing 1-877-344-7529 (Passcode: 10014958). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of June 30, 2012, the company owned interests in 926 shopping centers comprising 136 million square feet of leasable space across 44 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) risks related to our international operations, (viii) the availability of suitable acquisition and disposition opportunities, (ix) valuation and risks related to our joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the Company’s common stock, (xiii) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges, (xv) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity and (xvi) the board of directors' consideration of all facts and circumstances relating to any possible redemption of shares or declaration of dividends and the board's ultimate determination regarding any redemption or dividends. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2011. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2011, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except share information)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2012		2011		2012		2011
Revenues
Revenues from rental properties	$226,709		$211,637		$447,054		$425,607
Management and other fee income	8,710		8,437		18,135		18,100

Total revenues	235,419		220,074		465,189		443,707

Operating expenses
Rent	2,932		3,807		6,201		7,101
Real estate taxes	29,632		28,141		59,175		57,562
Operating and maintenance	28,980		26,868		56,938		59,432
General and administrative expenses	30,973		29,612		65,404		59,358
Impairment charges	24,495		3,721		25,948		3,721
Depreciation and amortization	63,124		59,131		124,917		121,963
Total operating expenses	180,136		151,280		338,583		309,137

Operating income	55,283		68,794		126,606		134,570

Other income/(expense)
Mortgage financing income	1,985		1,940		3,992		3,769
Interest, dividends and other investment income	349		8,932		510		13,797
Other income/(expense), net	511		772		(3,077)		479
Interest expense	(57,387)		(55,601)		(114,881)		(110,941)
Income from other real estate investments	416		447		1,143		612

Income from continuing operations before income taxes, equity in income of joint ventures and equity in income from other real estate investments
	1,157		25,284		14,293		42,286

Benfit/(provision) for income taxes, net	4,656		(5,640)		616		(9,893)
Equity in income of joint ventures, net	42,500		17,824		79,246		30,169
Equity in income of other real estate investments, net	14,074		4,831		25,103		10,335

Income from continuing operations	62,387		42,299		119,258		72,897

Discontinued operations
(Loss)/income from discontinued operating properties, net of tax	(4,285)		487		(6,283)		4,940
Impairment/loss on operating properties sold, net of tax	(1,037)		(5,496)		(8,741)		(8,689)
Gain on disposition of operating properties	11,263		4,025		23,242		4,188
Income/(loss) from discontinued operations	5,941		(984)		8,218		439
Gain on sale of operating properties, net of tax (1)	4,059		-		4,059		-
Net income	72,387		41,315		131,535		73,336

Net income attributable to noncontrolling interests (3)	(3,275)		(2,606)		(8,785)		(5,665)

Net income attributable to the Company	69,112		38,709		122,750		67,671

Preferred stock dividends	(20,841)		(14,841)		(36,415)		(29,681)

Net income available to the Company's common shareholders	$48,271		$23,868		$86,335		$37,990
Per common share:
Income from continuing operations: (3)
Basic	$0.10		$0.06		$0.20		$0.09
Diluted	$0.10	(2)	$0.06	(2)	$0.20	(2)	$0.09	(2)
Net income: (4)
Basic	$0.12		$0.06		$0.21		$0.09
Diluted	$0.12	(2)	$0.06	(2)	$0.21	(2)	$0.09	(2)

Weighted average shares:
Basic	405,560		406,559		405,916		406,500
Diluted	406,476		407,562		406,827		407,472
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($3,224) and ($2,488) for the quarters ended June 30, 2012 and 2011 and ($6,503) and ($5,438) for the six months ended June 30, 2012 and 2011, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $313 and $166 for the quarters ended June 30, 2012 and 2011 and $627 and $331 for the six months ended June 30, 2012 and 2011, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share information)

	June 30,	December 31,
	2012	2011
Assets:
Operating real estate, net of accumulated depreciation
of $1,743,276 and $1,693,090, respectively	$7,087,796	$6,898,445
Investments and advances in real estate joint ventures	1,436,038	1,404,214
Real estate under development	129,877	179,722
Other real estate investments	340,325	344,131
Mortgages and other financing receivables	96,150	102,972
Cash and cash equivalents	383,729	112,882
Marketable securities	34,439	33,540
Accounts and notes receivable	131,487	149,807
Other assets	390,230	388,803
Total assets	$10,030,071	$9,614,516

Liabilities:
Notes payable	$3,161,028	$2,983,886
Mortgages payable	990,586	1,085,371
Construction loans payable	40,002	45,128
Dividends payable	98,883	92,159
Other liabilities	439,424	432,755
Total liabilities	4,729,923	4,639,299
Redeemable noncontrolling interests	95,059	95,074

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,109,200 and 5,146,000 shares, respectively
Class F preferred stock, $1.00 par value, authorized 700,000 shares issued and outstanding 700,000 shares
Aggregate liquidation preference $175,000	700	700
Class G preferred stock, $1.00 par value, authorized 184,000 shares issued and outstanding 184,000 shares
Aggregate liquidation preference $460,000	184	184
Class H preferred stock, $1.00 par value, authorized 70,000 shares issued and outstanding 70,000 shares
Aggregate liquidation preference $175,000	70	70
Class I preferred stock, $1.00 par value, authorized 18,400
and zero shares, respectively
issued and outstanding 16,000 and zero shares, respectively
Aggregate liquidation preference $400,000	16	-
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 406,891,427 and 406,937,830 shares,
respectively	4,069	4,069
Paid-in capital	5,880,740	5,492,022
Cumulative distributions in excess of net income	(771,282)	(702,999)
	5,114,497	4,794,046
Accumulated other comprehensive income	(99,889)	(107,660)
Total stockholders' equity	5,014,608	4,686,386
Noncontrolling interests	190,481	193,757
Total equity	5,205,089	4,880,143
Total liabilities and equity	$10,030,071	$9,614,516

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
TO FUNDS FROM OPERATIONS - "FFO"
(unaudited)
(in thousands, except per share data)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2012		2011		2012		2011
Net income available to common shareholders	$48,271		$23,868		$86,335		$37,990
Gain on disposition of operating property, net of noncontrolling interests	(15,332)		(4,025)		(24,722)		(4,188)
Gain on disposition of joint venture operating properties	(11,948)		(680)		(22,372)		(680)
Depreciation and amortization - real estate related	64,873		61,173		128,537		126,777
Depr. and amort. - real estate jv's, net of noncontrolling interests	33,643		34,203		67,685		68,857
Remeasurement of derivative instrument	-		3,414		-		4,287
Impairments of operating properties, net of tax and noncontrolling interests	18,482		8,060		28,775		14,999
Funds from operations	137,989		126,013		264,238		248,042
Transactional income, net	(11,746)		(4,596)		(12,107)		(5,448)
Funds from operations as adjusted	$126,243		$121,417		$252,131		$242,594

Weighted average shares outstanding for FFO calculations:
Basic	405,560		406,559		405,916		406,500
Units	1,524		1,609		1,532		2,127
Dilutive effect of equity awards	2,260		921		2,255		374
Diluted	409,344	(1)	409,089	(1)	409,703	(1)	409,001	(1)

FFO per common share - basic	$0.34		$0.31		$0.65		$0.61
FFO per common share - diluted	$0.34	(1)	$0.31	(1)	$0.65		$0.61
FFO as adjusted per common share - diluted	$0.31	(1)	$0.30	(1)	$0.62	(1)	$0.59	(1)
(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on funds from operations and therefore have not been included. Funds from operations would be increased by $520 and $251 for the three months ended June 30, 2012 and 2011, respectively and $1,039 and $502 for the six months ended June 30, 2012 and 2011, respectively.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2012
	Low	High
Projected diluted net income available to common
shareholder per share	$0.35	$0.37

Projected depreciation & amortization	0.61	0.63

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.33	0.35

Gain on disposition of operating properties	(0.06)	(0.08)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests	(0.05)	(0.07)

impairments of operating properties, net of tax
and noncontrolling interests	0.07	0.07

Projected FFO per diluted common share	$1.25	$1.27

Transactional income, net	(0.03)	(0.03)

Preferred stock redemption charge	0.02	0.02

Non-operating impairments recognized, net of tax	-	-

Projected FFO, as adjusted per diluted common share	$1.24	$1.26
Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki
Vice President, Investor Relations and Corporate Communications
1-866-831-4297